Exhibit 5.1

[DLA PIPER (CANADA) LLP LETTERHEAD]

August 22, 2019

Viemed Healthcare, Inc.
202 N. Luke St.
Lafayette, LA 70506

Re: Viemed Healthcare, Inc. (the “Corporation”) - Registration Statement on Form S-8

We have acted as Canadian counsel to the Corporation, a company incorporated under the laws of the Province of British Columbia, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Corporation of common shares (the “Shares”) that may be issued upon exercise or redemption of awards (the “Awards”) that may be granted or issued pursuant to the Amended and Restated Restricted Share Unit and Deferred Share Unit Plan of the Corporation (the “Plan”). Our opinion expressed herein is delivered in connection with the Registration Statement to which this letter appears as an exhibit.

In rendering this opinion, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) certain resolutions of the Board of Directors of the Corporation evidencing the corporate proceedings taken by the Corporation to approve the filing of the Registration Statement and to authorize the issuance of the Shares upon the exercise or redemption of Awards; (iv) the Articles of the Corporation, as amended; and (v) the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such other corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of our opinion. With respect to the accuracy of factual matters material to our opinion, we have relied upon certificates of public officials and representatives of the Corporation.

In rendering our opinion expressed below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents.

Our opinion expressed herein is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that Shares, when issued and delivered upon the exercise or redemption of the Awards granted in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Shares in respect of which such Awards are exercised or redeemed, as the case may be, will be validly issued, fully-paid and non-assessable.

We hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In providing such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP